Exhibit 99.1

Contact:	Carl C. Gregory, III
President and CEO
Phone: 858-309-6961
Email: carl.gregory@encorecapitalgroup.com

        ENCORE CAPITAL GROUP INC. ANNOUNCES THAT ITS SAN DIEGO OFFICE IS
OPEN AFTER A ONE-DAY CLOSURE DUE TO WILDFIRES

San Diego, California, October 28, 2003 – Encore Capital Group Inc. (NASDAQ: ECPG) announced today that its San Diego facility is open and operating normally after a one-day closure due to the wildfires in the San Diego area. Encore suffered a limited amount of fire related property damage when part of the automatic sprinkler system discharged in a section of the building. During Monday’s shut-down, a portion of the San Diego volume was shifted to the company’s Phoenix facility which was not impacted by the wildfires. Throughout the entire process, no data or information was lost or damaged due to Encore’s Emergency Preparedness Plan. The company expects that any uninsured loss will be minimal.

According to Carl C. Gregory, III, president & CEO, “The events of Monday demonstrated the soundness of our Emergency Preparedness Plan and the resiliency of our people. Our Emergency Response Team performed magnificently & all computer and communication equipment performed as designed. As a result, we were able to promptly reopen the San Diego facility for business Tuesday.”

Encore Capital Group Inc. is an accounts receivable management firm that specializes in purchasing charged-off and defaulted consumer debt.